Exhibit 15.4

Our ref	JUH/660390-000001/6008651v1
Direct tel	+852 3690-7431
E-mail	juno.huang@maplesandcalder.com

Jiayuan.com International Ltd.

15/F, Anhua Development Building

No.35 An Ding Road

Chao Yang District

Beijing, China

30 April 2014

Dear Sir

Jiayuan.com International Ltd. (the “Company”)

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayuan.com International Ltd. an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report of Form 20-F for the year ended 31 December 2013 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “You may have difficulties in enforcing judgments obtained against us” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder